UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	October 9, 2012

Parametric Technology Corporation
(Exact Name of Registrant as Specified in Its Charter)

Massachusetts
(State or Other Jurisdiction of Incorporation)

0-18059	04-2866152
(Commission File Number)	(IRS Employer Identification No.)

140 Kendrick Street Needham, Massachusetts	02494-2714
(Address of Principal Executive Offices)	(Zip Code)

(781) 370-5000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.05.                      Costs Associated with Exit or Disposal Activities.

On October 9, 2012, Parametric Technology Corporation adopted a plan to restructure its workforce. The restructuring is in furtherance of the company’s previously announced commitment to enhance long-term profitability and in part in connection with the company’s recently announced acquisition of Servigistics, Inc.  PTC expects to record a restructuring charge of approximately $16 million in its first fiscal quarter ending December 29, 2012 attributable to termination benefits, which will result in cash expenditures of approximately the same amount during fiscal year 2013.  The timing of the reductions in force will vary by country based on local legal requirements, but PTC expects that substantially all affected employees will be separated from PTC by end of the first fiscal quarter.  Expected cost reductions of approximately $5 million per quarter are included in PTC’s previously announced preliminary financial targets for fiscal 2013. While PTC expects the restructuring to be implemented in the first fiscal quarter of 2013, the full impact of the expense reductions will be realized in the second fiscal quarter of 2013.

Section 7 – Regulation FD

Item 7.01.                      Regulation FD Disclosure.

Fiscal 2013 Share Repurchases

The Board of Directors of PTC has authorized PTC to repurchase $100 million worth of its shares in fiscal 2013 using cash from operations.  PTC intends to repurchase its shares under this authorization and may enter into a Rule 10b5-1 Repurchase Plan with a broker pursuant to which repurchases will be made.

Fourth Quarter Fiscal 2012 Results Release, Webcast and Conference Call

PTC will release its fiscal 2012 fourth quarter results on Wednesday, October 31 after the stock market closes.  Senior management will host a live webcast and conference call to review the results on Thursday, November 1 at 8:30 a.m. Eastern Time.  The earnings press release and accompanying prepared remarks will be accessible prior to the webcast and conference call on the Investor Relations section of the company’s web site at www.ptc.com. The dial-in number is 1-800-857-5592 or 1-773-799-3757, passcode: PTC. The audio replay of this event will be archived for public replay until 4:00 pm (CT) on November 11, 2012; dial-in: 1-800-568-0480, passcode: 5689.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Parametric Technology Corporation

Date: October 11, 2012	By:	/s/ Jeffrey D. Glidden
Jeffrey D. Glidden
Executive Vice President and Chief Financial Officer